EXHIBIT 10.42

Consulting Agreement

Between

Hydrocarb Energy Corporation ("Hydrocarb" or the "Company")
800 Gessner, Suite 375
Houston, Texas 77024

and

Pasquale V. Scaturro ("Scaturro")
1700 Garland St.
Lakewood, CO 80215

1.	Services:

Scaturro agrees, subject to Section 2 of this Agreement, to provide Hydrocarb (collectively the "Parties") services on a retainer basis as a geophysical and geological consultant relating primarily to the technical operations in the Owambo Basin concession in Namibia. Duties may include evaluation of geological and geophysical data, advising as to the oil and gas potential of the concession, advice and counsel to officers and employees of Hydrocarb, and advising the design, planning, bidding and acquisition of the upcoming 2D seismic program to be carried out in the Namibia concession.

2.	Term:

This Agreement is made this 4th day of August, 2014 by and between Scaturro and Hydrocarb. Scaturro shall provide technical consulting services upon reasonable notice to Scaturro for up to 25% of Scaturro's time. The Initial term for this contract is six-months (180 days), but can be renewed for successive 30 day terms for an additional six months (180 days). After 6 months either Party may terminate this Agreement at any time subject to five (5) working days written notice. Such termination will not affect nor reduce the dollar amount of remuneration as stipulated in section 3 of this contract.

3.	Remuneration:

3.1.	Hydrocarb shall compensate Scaturro as follows:

3.1.1.	$10,000 (ten-thousand dollars) per month for 12 consecutive months commencing with the date of the signing of this contract, and

3.1.2.
For a period of one year from the date of this Agreement a Success Fee of $250,000 will become due and payable paid upon the sale or joint venture of part or all of the Owambo Concession, payable by the Company within 15 days of such sale or joint venture.

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3.2.
The first payment of this Consulting Agreement will be paid by the 15th of the first month and thereafter payment for consulting services shall be paid the first day of each month following the execution of this consulting agreement and such monthly payments shall not cease until all 12 monthly payments have been made.

3.3.	Payment of any Success Fee will be payable coincident with Hydrocarb's receipt of the net proceeds on which the Success Fee was calculated.

3.4.	Compensation to Scaturro is gross income to Scaturro for tax purposes. Hydrocarb is not liable for any federal income taxes, FICA, state or federal unemployment, or other domestic or foreign taxes.

3.5.	Scaturro shall be responsible for his tax reporting obligations, and any liability for taxes payable as a result of this Agreement or any other contract or agreement during the life of this Agreement.

3.6.
If this Agreement is terminated after the first six-month period. The Company agrees to pay Scaturro a lump sum amount of 60,000 which is the remaining compensation due to him pursuant to the Agreement within 15 days of such termination date.

4.	Expenses:

Scaturro shall submit an expense invoice to Hydrocarb on an as-needed basis. All third-party costs and expenses incurred by Scaturro will be billed to Hydrocarb at cost.

4.1.	Hydrocarb shall reimburse all reasonable and necessary business expenses incurred by Scaturro in connection with Scaturro's duties. All expenses in excess of $25 must be supported by receipts.

4.2.	Scaturro shall be responsible for the cost of his personal expenditures, including personal telephone calls.

4.3.
Air travel shall be via business class for flights greater than 3 hours and economy class for flights less than 3 hours, unless authorized by Hydrocarb. Travel bookings in excess of $500 shall be billed directly to Hydrocarb.

5.	Conduct:

Scaturro agrees to exercise the standards of care, skill and diligence normally provided by competent professionals in the performance of Services.

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5.1.	Seaturro shall not conduct any unethical or illegal activities on behalf of Hydrocarb.

6.	Scaturro Status:

Scaturro understands that he is not an employee of Hydrocarb and is not subject to any benefits that may be available to employees.

6.1.
It is agreed between Scaturro and Hydrocarb that Scaturro is an independent consultant and is not required to work exclusively for Hydrocarb Energy Corp., except that Scaturro may choose to work exclusively for Hydrocarb for the period of this contract. Scaturro shall not permit any conflict of interest to arise or exist with respect to the work he does for Hydrocarb and any third party.

6.2.	Scaturro possesses special skills and may not hire employees to assist or to subcontract, or assign contract responsibilities without the prior written consent of Hydrocarb.

6.3.	The Company agrees that Scaturro is not an agent or affiliate of the Company and is not involved in any capital raising activities for the Company.

6.4.	The Company further agrees to release Scaturro according to the terms of the attached Release Agreement.

7.	Confidentiality:

Scaturro agrees to abide by the terms of the following Confidentiality stipulations:

7.1.
Scaturro hereby agrees to retain in confidence and to require his professional representatives, and agents to retain in confidence non-public information related to Services. Scaturro shall not use or disclose to others, or permit the use or disclosure to others, of any of the non-public information except as required to provide Services.

7.2.
Scaturro agrees not to use any non-public information in any way except in connection with the performance of his duties under this contract and in connection with future business relations with Hydrocarb.

7.3.	The confidentiality portion of this Agreement shall continue in full force and effect during the period of this Consulting Agreement.

The foregoing obligations of confidence, nondisclosure and non-use shall not apply to the following:

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a)	information which is in the public domain or public knowledge or which Scaturro is required by law to disclose; and

b)	information which hereafter becomes in the public domain or public knowledge except by breach of this Agreement; and

c)	information which was known to Scaturro prior to disclosure by Hydrocarb; and

d)	information which is rightfully acquired by Scaturro subsequent to disclosure by Hydrocarb from a third party who is not in breach of a confidential relation with Hydrocarb.

8.	Indemnification.

Neither Scaturro nor any of his affiliates, advisors, agents, directors, employees, officers or representatives (each an "Indemnified Person") shall have any liability (whether in contract, tort or otherwise) to Hydrocarb or any other person for or in connection with Services, except to the extent such liability is determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted primarily from such Indemnified Person's gross negligence or willful misconduct. In no event, however, shall any Indemnified Person be liable on any theory of liability for any special, indirect, consequential or punitive damages (including, without limitation, any loss of profits, business or anticipated savings).

Hydrocarb shall indemnify and hold harmless each Indemnified Person from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, fees and expenses of counsel), that may be incurred by or asserted or awarded against any Indemnified Person (including, without limitation, in connection with any investigation, litigation or proceeding or the preparation of a defense in connection therewith), in each case arising out of or in connection with or by reason of Services or resulting transactions contemplated hereby or any actual or proposed use of the proceeds of the financings, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted primarily from such Indemnified Person's gross negligence or willful misconduct (collectively, the "Indemnified Liabilities"). In the case of an investigation, litigation or other proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by Hydrocarb or any of their directors, members, security holders or creditors, an Indemnified Person or any other person is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated.

Hydrocarb agrees that Services provided by Scaturro incorporate forward looking assessments and are among an infinite number of possible outcomes. Scaturro makes no representation or warranty regarding the accuracy of the Services, and Hydrocarb agrees that Scaturro will not be liable for any errors or omissions in the Services, or any variance with actual results, and that such errors, omissions, or variances will not constitute gross negligence or willful misconduct as referenced above.

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9.	Prior Agreements

This agreement replaces all other agreements including prior employment agreements, including any claims whatsoever regarding contested or uncontested amounts for any severance payments related to such prior agreements.

10.	Disputes:

Hydrocarb and Scaturro agree that any dispute which may arise under the terms of this Agreement will be submitted to and resolved by binding arbitration in the State of Texas, in accordance with the rules of the American Arbitration Association. In the event that a dispute occurs under the terms of this Agreement, Hydrocarb and Scaturro agree to notify the other party in writing and allow the opposing party 15 days in which to correct the problem before the matter is submitted for binding arbitration. This Agreement shall be interpreted according to the laws of the State of Texas.

Dated this 31st day of July, 2014

Hydrocarb Energy Corp.

By:	/s/ Mr. Kent Watts	8/8/2014
Mr. Kent Watts
Executive Chairman
Hydrocarb Energy Corp.
800 Gessner, Suite 375
Houston, TX 77024

Pasquale V. Scaturro

By:	/s/ Pasquale Scaturro
Pasquale Scaturro
Consultant
1700 Garland. St
Lakewood, CO 80215

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